DECEMBER 18, 2017 McDermott International + CB&I Creating a premier global fully vertically integrated onshore-offshore company with a broad EPCI offering, driven by technology and innovation with the scale and diversification to capitalize on global growth opportunities Exhibit 99.2

FORWARD LOOKING STATEMENTS McDermott and CB&I caution that statements in this presentation which are forward-looking, and provide other than historical information, involve risks, contingencies and uncertainties that may impact actual results of operations of McDermott, CB&I and the combined company. These forward-looking statements include, among other things, statements about anticipated cost and revenue synergies, accretion, best-in-class operations, opportunities to capture additional value from market trends, maintenance of a consistent customer approach to pricing, safety and transition issues, free cash flow, plans to de-lever, targeted credit ratings, expected completion date, accretion and permanent debt financing. Although we believe that the expectations reflected in those forward-looking statements are reasonable, we can give no assurance that those expectations will prove to have been correct. Those statements are made by using various underlying assumptions and are subject to numerous risks, contingencies and uncertainties, including, among others: the ability of McDermott and CB&I to obtain the regulatory and shareholder approvals necessary to complete the anticipated combination, on the anticipated timeline or at all; the risk that a condition to the closing of the anticipated combination may not be satisfied, on the anticipated timeline or at all or that the anticipated combination may fail to close, including as the result of any inability to obtain the financing for the combination; the outcome of any legal proceedings, regulatory proceedings or enforcement matters that may be instituted relating to the anticipated combination; the costs incurred to consummate the anticipated combination; the possibility that the expected synergies from the anticipated combination will not be realized, or will not be realized within the expected time period; difficulties related to the integration of the two companies; the credit ratings of the combined company following the anticipated combination; disruption from the anticipated combination making it more difficult to maintain relationships with customers, employees, regulators or suppliers; the diversion of management time and attention on the anticipated combination; adverse changes in the markets in which McDermott and CB&I operate or credit markets; the inability of McDermott or CB&I to execute on contracts in backlog successfully; changes in project design or schedules; the availability of qualified personnel; changes in the terms; scope or timing of contracts; contract cancellations; change orders and other modifications and actions by customers and other business counterparties of McDermott and CB&I; changes in industry norms; and adverse outcomes in legal or other dispute resolution proceedings. If one or more of these risks materialize, or if underlying assumptions prove incorrect, actual results may vary materially from those expected. You should not place undue reliance on forward-looking statements. For a more complete discussion of these and other risk factors, please see each of McDermott’s and CB&I’s annual and quarterly filings with the Securities and Exchange Commission, including their annual reports on Form 10-K for the year ended December 31, 2016 and subsequent quarterly reports on Form 10-Q. This presentation reflects the views of McDermott’s management and CB&I’s management as of the date hereof. Except to the extent required by applicable law, McDermott and CB&I undertake no obligation to update or revise any forward-looking statement.

ADDITIONAL INFORMATION AND WHERE TO FIND IT This communication is for information purposes only and does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any proxy, vote or approval with respect to the proposed transaction or otherwise, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. In connection with the proposed transactions, McDermott International, Inc. (“McDermott”) intends to file a Registration Statement on Form S-4 with the U.S. Securities and Exchange Commission (the “SEC”), that will include (1) a joint proxy statement of McDermott and Chicago Bridge & Iron Company N.V. (“CB&I”), which also constitutes a prospectus of McDermott and (2) an offering prospectus of McDermott Technology, B.V. to be used in connection with McDermott Technology, B.V.’s offer to acquire CB&I shares. After the registration statement is declared effective by the SEC, McDermott and CB&I intend to mail a definitive proxy statement/prospectus to shareholders of McDermott and shareholders of CB&I, McDermott or McDermott Technology, B.V. intends to file a Tender Offer Statement on Schedule TO (the “Schedule TO”) with the SEC and soon thereafter CB&I intends to file a Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) with respect to the exchange offer. The exchange offer for the outstanding common stock of CB&I referred to in this document has not yet commenced. The solicitation and offer to purchase shares of CB&I’s common stock will only be made pursuant to the Schedule TO and related offer to purchase. This material is not a substitute for the joint proxy statement/prospectus, the Schedule TO, the Schedule 14D-9 or the Registration Statement or for any other document that McDermott or CB&I may file with the SEC and send to McDermott’s and/or CB&I’s shareholders in connection with the proposed transactions. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION OR DECISION WITH RESPECT TO THE EXCHANGE OFFER, WE URGE INVESTORS OF CB&I AND MCDERMOTT TO READ THE REGISTRATION STATEMENT, JOINT PROXY STATEMENT/PROSPECTUS, SCHEDULE TO (INCLUDING AN OFFER TO PURCHASE, RELATED LETTER OF TRANSMITTAL AND OTHER OFFER DOCUMENTS) AND SCHEDULE 14D-9, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND OTHER RELEVANT DOCUMENTS FILED BY MCDERMOTT AND CB&I WITH THE SEC CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT MCDERMOTT, CB&I AND THE PROPOSED TRANSACTIONS. Investors will be able to obtain free copies of the Registration Statement, joint proxy statement/prospectus, Schedule TO and Schedule 14D-9, as each may be amended from time to time, and other relevant documents filed by McDermott and CB&I with the SEC (when they become available) at http://www.sec.gov, the SEC’s website, or free of charge from McDermott’s website (http://www.mcdermott.com) under the tab, “Investors” and under the heading “Financial Information” or by contacting McDermott’s Investor Relations Department at (281) 870-5147. These documents are also available free of charge from CB&I’s website (http://www.cbi.com) under the tab “Investors” and under the heading “SEC Filings” or by contacting CB&I’s Investor Relations Department at (832) 513-1068. Participants in Proxy Solicitation McDermott, CB&I and their respective directors and certain of their executive officers and employees may be deemed, under SEC rules, to be participants in the solicitation of proxies from McDermott’s and CB&I’s shareholders in connection with the proposed transactions. Information regarding the officers and directors of McDermott is included in its definitive proxy statement for its 2017 annual meeting filed with SEC on March 24, 2017. Information regarding the officers and directors of CB&I is included in its definitive proxy statement for its 2017 annual meeting filed with the SEC on March 24, 2017. Additional information regarding the persons who may be deemed participants and their interests will be set forth in the Registration Statement and joint proxy statement/prospectus and other materials when they are filed with SEC in connection with the proposed transactions. Free copies of these documents may be obtained as described in the paragraphs above.

NON-GAAP DISCLOSURES This presentation includes several “non-GAAP” financial measures as defined under Regulation G of the U.S. Securities Exchange Act of 1934, as amended. Each of McDermott and CB&I reports its financial results in accordance with U.S. generally accepted accounting principles, but McDermott and CB&I believe that certain non-GAAP financial measures provide useful supplemental information to investors regarding the underlying business trends and performance of their respective ongoing operations and are useful for period-over-period comparisons of those operations. The non-GAAP measures in this presentation include EBITDA, Adjusted EBITDA and Adjusted Net Income. These non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the financial measures prepared in accordance with GAAP. Reconciliations of these non-GAAP financial measures to the most comparable GAAP measures are provided on pages 27, 28, 29 and 30 of this presentation.

CALL PARTICIPANTS McDermott President & Chief Executive Officer DAVID DICKSON McDermott Executive Vice President & Chief Financial Officer STUART SPENCE CB&I Executive Vice President & Chief Financial Officer MICHAEL TAFF CB&I President & Chief Executive Officer PATRICK MULLEN

A TRANSFORMATIONAL COMBINATION Creating a premier $10 billion1 global, fully vertically integrated onshore-offshore EPCI provider with a market-leading technology portfolio Combining complementary and diversified capabilities Well positioned globally in attractive high-growth markets Better positioned to meet customer needs by delivering end-to-end engineered and constructed facility solutions across the full project lifecycle Common culture focused on safety, fixed lump-sum contracting and customer engagement will ensure seamless transition for partners and employees Leveraging best-in-class operational excellence will unlock near- and long-term value New growth opportunities, expected $250 million annual cost synergies and substantial revenue synergies will generate significant benefits for shareholders 1Estimated sum of McDermott and CB&I LTM revenue as of 9/30/17, does not reflect any pro forma adjustments

REVENUE BY REGION EBITDA BY REGION2 CONTRACTS MIX 27% Asia Americas, Europe & Africa 7% 16% Middle East 66% 84% Middle East Asia 4% Fixed 96% Cost Plus & Other 1Represents historically reported financial information LTM as of 9/30/17 2Does not take into account McDermott’s Corporate Segment FINANCIAL BREAKDOWN1 BUSINESS OVERVIEW McDERMOTT AT A GLANCE Founded: 1923 Headquarters: Houston, Texas Employees: 12,000 Vertically integrated in areas of operation Delivers fixed and floating production facilities, pipelines and subsea systems for complex offshore and subsea projects Offerings include: Engineering – focuses on life of oilfield production facilities from inception to decommissioning Procurement – leverages supplier partnerships for schedule, cost and technology advantages Construction – provides comprehensive fabrication capabilities, from jackets and topsides to subsea production systems and living quarters Installation – delivers installation, hook up and commissioning of complex offshore, floating and subsea infrastructure for Greenfield and Brownfield facilities Customer base consists of independent, international and national oil companies operating in offshore and subsea markets

FINANCIAL BREAKDOWN1 BUSINESS OVERVIEW CB&I AT A GLANCE Founded: 1889 Administrative Headquarters: The Woodlands, Texas Employees: 26,000 Vertically integrated in areas of operation Operates in four key segments – Refining, Petrochemical, LNG and Natural Gas-Fired Power Plants Three business lines: Engineering & Construction – engineers, procures, constructs and services energy infrastructure facilities Fabrication Services – erects steel structures and fabricates piping and other engineered products for the oil and gas, petrochemical, water and mining industries, among others Technology – provides process technology licenses and services for petrochemical and refining companies Optimize REVENUE BY REGION USA 77% International 23% 29% REVENUE BY SEGMENT Fabrication Services Technology 4% ADJ. EBITDA BY SEGMENT2 45% 36% Fabrication Services Technology 19% 15% CONTRACTS MIX3 Fixed 85% Cost Plus & Other Engineering & Construction 67% Engineering & Construction 1Represents historically reported financial information LTM as of 9/30/17, adjusted for the exclusion of the Capital Services segment which was sold in Q2 2017 and inclusion of the Technology and Engineered Products operations, which were presented as discontinued operations beginning Q3 2017 2Adjusted EBITDA is a non-GAAP measure. A reconciliation to the most comparable GAAP measure is provided on page 30 3Represents estimate for LTM as of 9/30/17, provided by CB&I management

UPDATE ON CB&I TECHNOLOGY SALE Amendments to debt covenants obtained from CB&I lender group CB&I permitted to enter into definitive agreement with McDermott CB&I Technology and Engineered Products business included in combination

END-TO-END INTEGRATED OFFERING UPSTREAM DOWNSTREAM SUBSEA OFFSHORE LNG PETROCHEM POWER REFINING

FULLY VERTICALLY INTEGRATED CAPABILITIES CONCEPT / PRE-FEED (IO) FEED TECHNOLOGY LICENSING PROJECT MANAGEMENT START-UP & DEBOTTLENECK UPGRADE & REVAMP TECHNICAL CONSULTING & ENGINEERING DIGITAL TWIN APPRAISE / SELECT EXECUTE BROWNFIELD DECOM DEFINE McDermott CB&I BOTH 15 to 40 year asset lifetime pull-through opportunities FID ENGINEERING, PROCUREMENT, CONSTRUCTION, INSTALLATION FULLY VERTICALLY INTEGRATED DECONSTRUCT & DISPOSE

A COMPLEMENTARY GLOBAL PORTFOLIO... McDermott CB&I ESTIMATED COMBINED REVENUE1 International U.S. Improves ability to capitalize on attractive high-growth markets Leverages relationships, capabilities and offerings to create new, incremental project opportunities Diversifies exposure to individual regions 1Sum of McDermott and CB&I LTM as of 9/30/17 does not reflect any pro forma adjustments 12

…WITH DIVERSIFIED REVENUE COMBINED3 MCDERMOTT1 CB&I2 GEOGRAPHY + = International U.S Complementary geographic portfolio drives diversity and provides enhanced revenue stability SEGMENT4 ONSHORE OFFSHORE + = Mix of onshore and offshore diversifies exposure and provides more cyclical balance CONTRACT TYPE5 FIXED PRICE COST PLUS & OTHER + = Differentiated as a best-in-class fixed price provider 1LTM as of 9/30/17 2Represents historically reported financial information LTM as of 9/30/17, adjusted for the exclusion of the Capital Services segment which was sold in Q2 2017 and inclusion of the Technology and Engineered Products operations, which were presented as discontinued operations beginning Q3 2017 3LTM as of 9/30/17, does not reflect any pro forma adjustments 4Immaterial amounts of offshore revenue included in CB&I total 5Represents estimate for LTM as of 9/30/17, provided by CB&I management 2% 4%

GLOBAL REFINED PRODUCTS DEMAND (MT / yr) GLOBAL PETROCHEMICAL DEMAND (MT / yr) GLOBAL LNG DEMAND (MT / yr) GLOBAL OIL & GAS DEMAND* (MToe) Source: IHS Markit Source: Nexant Source: Nexant Source: BP Energy Outlook 2017 *Liquids, Gas, Coal, Other POSITIONED TO TAKE ADVANTAGE OF MARKET TRENDS Significant opportunities to capture growth in existing and adjacent markets 1.34% CAGR 6.57% CAGR 2.56% CAGR 0.9% CAGR

McDERMOTT’S TRACK RECORD OF TRANSFORMATION Loss making projects cut from 9 to 1 ~$200 million in savings through cost initiatives Cultural shift to improve focus on customers 1Based on guidance issued by the company on 11/1/17 and not being updated or reaffirmed at this time 2014 OPTIMIZE TRANSFORM 2015 2016 VALUE 2017 STABILIZE 1 McDERMOTT OPERATING INCOME ($m)

PROVEN MODEL FOR UNLOCKING VALUE maximize value of combined company BY Leveraging McDermott’s operational expertise Industry Leading, Vertical Execution Capabilities Rigorous Oversight & Cost Control Strategic Contract Management Customer Focused Standardized Bidding Standards & Project Execution Common Culture

TRANSACTION DETAILS FINANCIAL BENEFITS Combined revenues of approximately $9.9Bn2 and a backlog of $14.5Bn3 Expected to generate annualized cost synergies of $250m in 2019 (in addition to the $100m cost reduction program that CB&I expects to have fully implemented by the end of 2017) Significant revenue synergies expected Expected to be cash accretive, excluding one-time costs, within first year after closing Plan to leverage EBITDA growth and strong free cash flow generation to rapidly de-lever, targeting credit ratings similar to those currently held by McDermott GOVERNANCE HQ in Houston area CEO and Board member: David Dickson CFO: Stuart Spence Non-Executive Chairman: Gary P. Luquette Board of Directors: 6 McDermott, 5 CB&I Patrick Mullen to remain with combined company for transition period 1 Based on closing share prices on 12/15/17 2 Estimated sum of McDermott and CB&I LTM as of 9/30/17, does not reflect any pro forma adjustments 3 As of 9/30/17, does not reflect any pro forma adjustments TERMS Estimated enterprise value of $5.97Bn1 McDermott shareholders to own ~53% and CB&I shareholders to own ~47% of combined company CB&I shareholders will receive 2.47221 shares of McDermott common stock for each share of CB&I common stock owned (or 0.82407 shares if McDermott effects a planned three-to-one reverse stock split) STRUCTURE Subsidiary of McDermott will commence an exchange offer to acquire all of the outstanding shares of CB&I common stock, combined with a series of transactions under Netherlands law, where CB&I is incorporated, resulting in the acquisition of all outstanding CB&I shares The same per share consideration as is offered in the exchange offer will be distributed to each holder of shares of CB&I common stock not tendered in the exchange offer, reduced as necessary to cover applicable Dutch withholding tax

A MORE COMPETITIVE GLOBAL LEADER... Revenue ($Bn, LTM as of 9/30/17) Source: Public filings 1Estimated sum of McDermott and CB&I LTM as of 9/30/17, does not reflect any pro forma adjustments 0 5 10 15 20 MORE INTEGRATED 1 MITIGATES RISK OF CYCLICALITY INTEGRATED OFFERING ENHANCES COMPETITIVENESS LEVERAGES FIXED COST BASE ACROSS LARGER BUSINESS

12.1 NET WORKING CAPITAL ($m) (as of 9/30/17) …WITH A STRONG FINANCIAL PROFILE BACKLOG ($Bn) (as of 9/30/17) 14.5 REVENUE ($Bn) (LTM as of 9/30/17) COMBINED2 CB&I1 MCDERMOTT ADJ. EBITDA ($m) % of Revenue (LTM as of 9/30/17) CAPEX ($m) (LTM as of 9/30/17) EBITDA ($m) (LTM as of 9/30/17) GAAP NET INCOME ($m) (LTM as of 9/30/17) 2.4 2.9 371 13% 128 365 260 7.0 642 9% 52 (383) (1,625) (305) 9.9 1,013 10% 180 (18) (1,365) (152) 153 EBITDA, Adjusted EBITDA and Adjusted Net Income are Non-GAAP measures. Reconciliations to the most comparable GAAP measures are provided on pages 27, 28 & 29 ADJ. NET INCOME ($m) (LTM as of 9/30/17) 375 534 159 1Represents historically reported financial information LTM as of 9/30/17, adjusted for the exclusion of the Capital Services segment which was sold in Q2 2017 and inclusion of the Technology and Engineered Products operations, which were presented as discontinued operations beginning Q3 2017 2Does not reflect any pro forma adjustments Expected annualized cost synergies of $250m will improve combined results once achieved

SIGNIFICANT SYNERGY POTENTIAL 16% savings of combined other business related costs 5% savings of combined operations costs 12% savings of combined G&A costs 1.5% savings of total combined spend ANTICIPATED COST SYNERGIES EXPECTED SAVINGS CATEGORIES Substantial revenue synergies identified Expected to generate annualized cost synergies of $250m in 2019 (in addition to $100m cost reduction program that CB&I expects to be fully implemented by end of 2017 $210m cost to achieve synergies expected – $170m in 2018, $40m in 2019 20

FINANCING $3.3Bn funded debt portion, together with cash on hand, will be used to repay outstanding debt obligations of McDermott and CB&I as well as fees and expenses relating to the transaction Targeting credit ratings similar to those currently held by McDermott Plan to leverage EBITDA growth and strong free cash flow generation to rapidly de-lever Unsecured bridge expected to be taken out by permanent unsecured notes $6Bn Fully-committed Financing $3.3Bn Funded Debt $2.7Bn Liquidity Facilities $0.5Bn $2.2Bn $1.5Bn $1.8Bn Term Loan Unsecured Bridge Unfunded Letter of Credit – Term Loan C $1.0Bn $1.2Bn Letter of Credit Revolving Credit Facility $1.2Bn Bi-Lateral Agreements 1 1Amounts rounded for presentation

APPROVALS AND CLOSING Q2 2018 Expected close Subject to approval by McDermott and CB&I shareholders Expected to be subject to regulatory antitrust approvals and customary closing conditions

INTEGRATION PLANNING Integration leaders appointed from McDermott and CB&I Integration team to be comprised of representatives from McDermott and CB&I Detailed integration plan to be developed to maximize value of combination for all stakeholders

SUMMARY Creating a premier $10 billion1 global, fully vertically integrated onshore-offshore EPCI provider with a market-leading technology portfolio Combining complementary and diversified capabilities Well positioned globally in attractive high-growth markets Better positioned to meet customer needs by delivering end-to-end engineered and constructed facility solutions across the full project lifecycle Common culture focused on safety, fixed lump-sum contracting and customer engagement will ensure seamless transition for partners and employees Leveraging best-in-class operational excellence will unlock near- and long-term value New growth opportunities, expected $250 million annual cost synergies and substantial revenue synergies will generate significant benefits for shareholders 1Estimated sum of McDermott and CB&I LTM revenue as of 9/30/17, does not reflect any pro forma adjustments

THANK YOU

FINANCIAL APPENDIX

MCDERMOTT NON-GAAP RECONCILIATIONS[6]

	Three Months Ended Dec 31, 2016	Nine Months Ended Sept 30, 2017	Last Twelve Months Sept 30, 2017
(Dollars In millions)			
GAAP Net Income (Loss) Attributable to McDermott	$(0.5)	$153	$153
Plus: Non-GAAP Adjustments			
Restructuring Charges[1]	1	-	1
Impairment Loss[2]	11	-	11
Non-Cash Acturial Loss (Gain) on Benefit Plans[3]	(5)	-	(5)
Total Non-GAAP Adjustments	6	-	6
Tax Effect of Non-GAAP Changes[4]	0	-	-
Total Non-GAAP Adjustments (After Tax)	6	-	6
Non-GAAP Adjusted Net Income Attributable to McDermott	6	153	159
GAAP Net Income (Loss) Attributable to McDermott	$(0.5)	$153	$153
Add:			
Depreciation & Amortization	26	78	104
Interest Expense, Net	18	51	69
Provision for Income Taxes	(13)	53	40
EBITDA[5]	$29.8	$335.2	$365
EBITDA	$30	$335	$365
Plus: Non-GAAP Adjustments	6	-	6
Non-GAAP Adjusted EBITDA[5]	$35.9	$335.2	$371

[1] Restructuring charges were primarily associated with personnel reductions, facility closures, consultant fees, lease terminations and asset impairments.
[2] The 10.9 million of impairment that was recognized in the fourth quarter of 2016 is primarily related to impairment of drydock costs of the I-600 vessel.
[3] $5.4 million in gain was recorded in the quarter ended December 31, 2016, as a result of the non-cash actuarial mark-to-market adjustment recorded in the fourth quarter of each year.
[4] The adjustments to GAAP Net Income have been income tax effected when included in net income. Tax effects of Non-GAAP adjustments represent the tax impacts of the adjustments during the period. Some Non-GAAP adjusting items are primarily attributable to tax jurisdictions in which the Company, currently, does not pay taxes and, therefore, no tax impact is applied to them. For the Non-GAAP adjusting items in jurisdictions where taxes are paid, the tax impacts on those adjustments are computed, individually, using the statutory tax rate in effect in each applicable taxable jurisdiction.
[5] EBITDA is defined as net income plus depreciation and amortization, interest expense, net and provision for income taxes. Adjusted EBITDA is defined as EBITDA less the adjustments relating to restructuring charges, impairment loss and gain/loss on pension as detailed in footnotes 1, 2 and 3. We have included EBITDA and Adjusted EBITDA disclosures in this supplemental deck because EBITDA is widely used by investors for valuation and comparing financial performance with the performance of other companies in the industry and because Adjusted EBITDA provides a consistent measure of EBITDA relating to the underlying business. McDermott management also uses EBITDA and Adjusted EBITDA to monitor and compare the financial performance of the operations. EBITDA and Adjusted EBITDA do not give effect to the cash that must be used to service debt or pay income taxes, and thus do not reflect the funds actually available for capital expenditures, dividends or various other purposes. In addition, the presentation of EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures in other companies' reports. You should not consider EBITDA or Adjusted EBITDA in isolation from, or as a substitute for, net income or cash flow measures prepared in accordance with U.S. GAAP.
[6] Sum of components may not fit due to rounding.

27

CB&I NON-GAAP RECONCILIATIONS

	Three Months Ended Dec 31, 2016	Nine Months Ended Sept 30, 2017	Last Twelve Months Sept 30, 2017
(Dollars In millions)			
GAAP Net Income (Loss) Attributable to CB&I[1]	$(21)	$(284)	$(305)
Plus: Non-GAAP Adjustments			
Receivable Reserve from Sale of Nuclear Operations[2]	148	-	148
Significant Project Charges[3]	205	641	846
Restructuring Costs[4]	-	31	31
Accelerated DIC Amortization[5]	-	22	22
Total Non-GAAP Adjustments	353	694	1,047
Tax Effect of Non-GAAP Changes[6]	(124)	(243)	(367)
Total Non-GAAP Adjustments (After Tax)	229	451	680
Non-GAAP Adjusted Net Income Attributable to CB&I	**$208**	**$167**	**$375**
GAAP Net Income (Loss) Attributable to CB&I[1]	$(21)	$(284)	$(305)
Add:			
Depreciation & Amortization	22	62	84
Interest Expense, Net	16	117	133
Provision for Income Taxes	(137)	(158)	(295)
EBITDA[7]	**$(120)**	**$(263)**	**$(383)**
EBITDA	$(120)	$(263)	$(383)
Plus: Non-GAAP Adjustments	353	672	1,025
Non-GAAP Adjusted EBITDA[7]	**$233**	**$409**	**$642**

[1] Represents historically reported financial information, adjusted for the exclusion of the Capital Services segment which was sold in Q2 2017 and inclusion of the Technology and Engineered Products operations, which were presented as discontinued operations beginning Q3 2017. A reconciliation of CB&I's reported financial results with the continuing base company is provided on slide 26.

[2] Represents a charge recorded in the fourth quarter 2016 related to the establishment of a reserve for the Transaction Receivable associated with the sale of CB&I's former nuclear operations on December 31, 2015.

[3] Represents the net impact of significant changes in estimates on projects during the period, primarily related to charges on two U.S. gas turbine power projects and two U.S. LNG export facility projects, partially offset by the benefit of increased recoveries on two cost reimbursable projects. The U.S. gas turbine power projects were negatively impacted by lower than anticipated craft labor productivity; slower than anticipated benefits from mitigation plans; and extensions of schedule and related prolongation costs (including schedule related liquidated damages). A majority of the impacts for the US LNG projects were related to a project in Hackberry LA, which was impacted primarily by lower than anticipated craft labor productivity; weather related delays; increased material, construction and fabrication costs due to quantity growth and material delivery delays; higher than anticipated estimates from subcontractors for their work scopes; and extensions of schedule and related prolongation costs resulting from the aforementioned. The remaining impacts for the US LNG projects related to a project in Freeport, TX which was impacted primarily by increased material, construction and fabrication costs due to quantity growth and material delivery delays, weather related delays; and potential extensions of schedule and related prolongation costs resulting from the aforementioned.

[4] Represents costs primarily associated with facility realignment, severance and professional services resulting from publicly announced cost reduction and strategic initiatives.

[5] Represents accelerated amortization of debt issuance costs resulting from the agreement with creditors to use the proceeds from the sale of Technology Operations to repay outstanding debt.

[6] The adjustments to GAAP Net Income have been income tax effected when included in net income. Tax effects of Non-GAAP adjustments represent the estimated tax impacts of the adjustments during the period.

[7] EBITDA is defined as net income plus depreciation and amortization, interest expense, net and provision for income taxes. Adjusted EBITDA is defined as EBITDA less the adjustments relating to the receivable reserve from the sale of the nuclear operations, significant project charges, restructuring charges and accelerated amortization of debt issuance costs as detailed in footnotes 2, 3, 4 and 5. We have included EBITDA and Adjusted EBITDA disclosures in this supplemental deck because EBITDA is widely used by investors for valuation and comparing financial performance with the performance of other companies in the industry and because Adjusted EBITDA provides a consistent measure of EBITDA relating to the underlying business. McDermott management also uses EBITDA and Adjusted EBITDA to monitor and compare the financial performance of the operations. EBITDA and Adjusted EBITDA do not give effect to the cash that must be used to service debt or pay income taxes, and, thus, do not reflect the funds actually available for capital expenditures, dividends or various other purposes. In addition, the presentation of EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures in other companies' reports. You should not consider EBITDA or Adjusted EBITDA in isolation from, or as a substitute for, net income or cash flow measures prepared in accordance with U.S. GAAP.

28

CB&I RECONCILIATION OF REPORTED TO CONTINUING OPERATIONS

	Three Months Ended Dec 31, 2016	Nine Months Ended Sept 30, 2017	Last Twelve Months Sept 30, 2017
(Dollars In millions)			
Backlog from Continuing Operations, as reported[1,2]			10,673
Plus: Discontinued Technology Operations, as reported[6,2]			1,561
Plus: Elimination Adjustments[3]			(126)
Backlog, on a continuing operations basis[2]			**$12,108**
Revenues from Continuing Operations, as reported[1]	$2,540	$4,669	$7,209
Less: Discontinued Capital Services Operations[4]	(556)	-	(556)
Plus: Discontinued Technology Operations, as reported[6]	-	455	455
Plus: Elimination Adjustments[3]	40	(144)	(104)
Revenues, on a continuing operations basis	**$2,024**	**$4,980**	**$7,004**
Net Income (Loss) attributable to CB&I, as reported[1]	$(666)	$(391)	$(1,057)
Less: Discontinued Capital Services Operations[4]	645	107	752
Net Income (Loss) attributable to CB&I, on a continuing operations basis	**$(21)**	**$(284)**	**$(305)**
Capital Expenditures, as reported[1]	$15	$40	$55
Less: Discontinued Capital Services Operations[4]	(1)	(2)	(3)
Capital Expenditures, on a continuing operations basis	**$14**	**$38**	**$52**
Current Assets, as reported[1]			$2,920
Less: Reclass of Technology Operations Non-Current Assets[5]			(912)
Less: Cash, as reported[1]			(342)
Subtotal Current Assets			1,667
Current Liabilities, as reported[1]			(5,411)
Less: Reclass of Technology Operations Non-Current Liabilities[5]			40
Less: Current Portion of Long-term Debt, as reported[1]			2,080
Subtotal Current Liabilities			(3,291)
Net Working Capital, on a continuing operations basis			**$(1,625)**

[1]Represents each financial statement line item or disclosure as originally reported in CB&I's Form 10-K as of December 31, 2016 and for the three months ended December 31, 2016, or Form 10-Q as of September 30, 2017 and for the nine months ended September 30, 2017.
[2]Backlog from continuing operations and the Technology Operations segment included approximately $900 million and $542 million related to equity method joint ventures, respectively, as of September 30, 2017.
[3]Represents elimination adjustments due to the classification of Technology Operations as a continuing operation.
[4]Represents the removal of the Capital Services Operations to align with its reclassification as a discontinued operation during the first quarter 2017 and subsequent sale in the second quarter 2017.
[5]Represents the reclassification of the non-current assets and non-current liabilities of Technology Operations, which were classified as "Current assets of discontinued operations" and "Current liabilities of discontinued operations," respectively, as of September 30, 2017, to non-current assets and non-current liabilities.
[6]Represents the classification of the Technology Operations as a continuing operation. The Technology Operations were previously classified as a discontinued operation during the third quarter 2017.

29

CB&I NON-GAAP RECONCILIATION BY SEGMENT[8]

	Three Months Ended					Nine Months Ended						Last Twelve Months					
	Dec 31, 2016					Sept 30, 2017						Sept 30, 2017					
	E&C	FS	Tech	CS	Total	E&C	FS	Tech	CS	Res	Total	E&C	FS	Tech	CS	Res	Total
(Dollars in millions)																	
Operating Income (Loss), as reported[2]	$(183)	$22	$28	$(637)	$(769)	$(506)	$98	$ -	$ -	$(31)	$(439)	$(689)	$120	$28	$(637)	$(31)	$(1,209)
Less: Reclassification of Discontinued Operations and Adjustments[3]	(3)	(2)	-	637	632	3	69	73	-	-	145	(0)	67	73	637	-	777
Operating Income (Loss), on a continuing operations basis	$(186)	$20	$28	$ -	$(138)	$(503)	$166	$73	$ -	$(31)	$(294)	$(689)	$187	$101	$ -	$(31)	$(432)
Plus: Operating Income (Loss) Attributable to Noncontrolling Interests	(4)	-	-	(1)	(5)	(29)	(2)	-	(1)	-	(32)	(33)	(2)	-	(2)	-	(37)
Plus: Depreciation & Amortization	3	13	6	7	29	8	37	17	4	-	66	11	50	23	11	-	95
Less: Reclassification of Discontinued Operations and Adjustments[3]	-	-	-	(6)	(6)	-	-	-	(3)	-	(3)	-	-	-	(9)	-	(9)
EBITDA[4]	$(187)	$33	$34	$ -	$(120)	$(524)	$201	$90	$ -	$(31)	$(263)	$(711)	$235	$124	$ -	$(31)	$(383)
Plus: Non-GAAP Adjustments																	
Receivable Reserve from Sale of Nuclear Operations[5]	148	-	-	-	148	-	-	-	-	-	-	148	-	-	-	-	148
Significant Project Charges[6]	153	52	-	-	205	641	-	-	-	-	641	794	52	-	-	-	846
Restructuring Costs[7]	-	-	-	-	-	-	-	-	-	31	31	-	-	-	-	31	31
Non-GAAP Adjusted EBITDA[4]	$114	$85	$34	$ -	$233	$117	$201	$90	$ -	$ -	$409	$231	$287	$124	$ -	$ -	$642
Non-GAAP Adjusted EBITDA as percent of total												36%	45%	19%	0%	0%	100%

[1] CB&I's operations consist of the following four operating groups: Engineering & Construction (""E&C""), Fabrication Services (""FS""), Technology (""Tech"") and Capital Services (""CS""). Additionally, CB&I reports restructuring charges (""Res"") which are not allocated to any individual operating group.
[2] Represents Operating Income (Loss) as originally reported in CB&I's Form 10-K as of December 31, 2016 and for the three months ended December 31, 2016, or Form 10-Q as of September 30, 2017 and for the nine months ended September 30, 2017. Note that CB&I Operating Income (Loss) by segment as reported excludes restructuring costs, which are presented as a component of Operating Income (Loss) on the Consolidated Statement of Operations.
[3] Represents the reclassification and adjustments associated with the presentation of discontinued operations of CB&I. Includes the removal of the Capital Services Operations to align with its reclassification as a discontinued operation during the first quarter 2017 and subsequent sale in the second quarter 2017; the classification of the Technology Operations as a continuing operation which was previously classified as a discontinued operation during the third quarter 2017; and elimination adjustments due to the classification of Technology Operations as a continuing operation.
[4] EBITDA is defined as net income plus depreciation and amortization, interest expense, net and provision for income taxes. As CB&I does not report net income by segment, we have alternatively calculated EBITDA as operating income (loss) plus noncontrolling interest and depreciation and amortization. Adjusted EBITDA is defined as EBITDA less the non-GAAP adjustments detailed in footnotes 5 and 6.
[5] Represents a charge recorded in the fourth quarter 2016 related to the establishment of a reserve for the Transaction Receivable associated with the sale of CB&I's former nuclear operations on December 31, 2015.
[6] Represents the net impact of significant changes in estimates on projects during the period, primarily related to charges on two U.S. gas turbine power projects and two U.S. LNG export facility projects, partially offset by the benefit of increased recoveries on two cost reimbursable projects. The U.S. gas turbine power projects were negatively impacted by lower than anticipated craft labor productivity; slower than anticipated benefits from mitigation plans; and extensions of schedule and related prolongation costs (including schedule related liquidated damages).A majority of the impacts for the U.S. LNG projects were related to a project in Hackberry LA, which was impacted primarily by lower than anticipated craft labor productivity; weather related delays; increased material, construction and fabrication costs due to quantity growth and material delivery delays; higher than anticipated estimates from subcontractors for their work scopes; and extensions of schedule and related prolongation costs resulting from the aforementioned. The remaining impacts for the U.S. LNG projects related to a project in Freeport, TX which was impacted primarily by increased material, construction and fabrication costs due to quantity growth and material delivery delays; weather related delays; and potential extensions of schedule and related prolongation costs resulting from the aforementioned.
[7] Restructuring costs are primarily associated with facility realignment, severance and professional services resulting from publicly announced cost reduction and strategic initiatives.
[8] Sum of components may not foot due to rounding.

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